                                                                    EXHIBIT 23.2
                      CONSENT OF COOPERS & LYBRAND L.L.P.
     We consent to the incorporation by reference in this registration statement on Form S-3 of Cone Mills Corporation (File No. 1-3634) of our report dated February 25, 1994, except for Note 11 as to which the date is April 18, 1994, on our audit of the consolidated financial statements of Golding Industries, Inc. and Subsidiary, a wholly-owned subsidiary of Lancer Industries, Inc., as of December 31, 1993, and for the year then ended, which report is included in Cone Mills Corporation's Current Report on Form 8-K, as amended, dated February 13, 1995. We also consent to the reference to our firm under the caption "Experts".
                                         COOPERS & LYBRAND L.L.P.
Charlotte, North Carolina
February 14, 1995